Exhibit 99.1

For Immediate Release:

TaxMasters Reports Increased Operational Efficiency and Improved Customer Relationship Management

Improvements a result of internal Processes, Procedures, and Policies (P3) system and strategic changes completed in second half of 2009

HOUSTON, TX – January 12, 2010 – TaxMasters, Inc. (OTC Bulletin Board: TAXS.OB), the IRS tax relief company, today announced an increase in operational efficiency across the company’s operations and customer relationship management (CRM). The changes include an up to 50% improvement in customer response and case completion time, and a decrease in operational costs.

These improvements are the result of a strategic review TaxMasters undertook in April, 2009, to increase productivity, improve customer service, and better address rising demand for its services.

“The P3 initiative was extremely important from a strategic and operational standpoint for TaxMasters,” said TaxMasters’ Founder, President and Board Chairman Patrick Cox. “As we continue to see significant increases in demand for our tax relief services, and corresponding growth in our customer base, it is essential that we evolve our operations and CRM to maximize efficiency and customer service. Demand effectively dictated a need for increased standardization and automation in our processes.”

The evaluation system, know as P3, or Processes, Procedures, and Policies, identified areas of opportunity to improve efficiency. This included standardization, automation and the elimination of redundant processes.

“The changes made as a result of the P3 process allow TaxMasters to grow with the market demand, ensure maximum productivity, and provide the best possible experience for our customers,” Mr. Cox continued. “They are also consistent with our stated commitment to sustainable growth, increased shareholder value, and prudent use of capital while reducing unnecessary costs.”

The recommendations that resulted from the P3 initiative were tested in the second quarter of 2009, put into place in the third quarter of 2009, and implementation was completed at the end of the fourth quarter of 2009. The changes include an automated customer routing process to connect specific case types with the proper case manager, a fast track response process for less complex customer cases, controls to ensure accountability and follow-up, and a proprietary software system to help automate and manage the changes.

Mr. Cox concluded, “Every TaxMasters team member had a role in the P3 initiative and the subsequent improvements, and I’d like to recognize them for their efforts. These changes will allow TaxMasters to help even more tax payers find tax relief in 2010 and the years to come.”

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 tax resolution experts, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax issues today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x7000	610.228.2113

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